************************************************************







                       FORUM GROUP, INC.,

                          as Borrower

                 _____________________________



                        CREDIT AGREEMENT


                 Dated as of September 1, 1995


                 ______________________________


               NOMURA ASSET CAPITAL CORPORATION,

                           as Lender







  ************************************************************

                       TABLE OF CONTENTS
                                                             Page
                                                             ----
Section 1.  Definitions and Accounting Matters                  1

          1.01  Certain Defined Terms                           1
          1.02  Accounting Terms and Determinations            17

Section 2.  The Loan, Advances, Note and Prepayments           18

          2.01  The Loan                                       18
          2.02  Advances                                       18
          2.03  Note                                           18
          2.04  Optional Prepayments                           19
          2.05  Mandatory Prepayment                           19

Section 3.  Payments of Principal, Interest and Exit Fee       19

          3.01  Repayment of the Loan                          19
          3.02  Interest                                       19
          3.03  Cash Management.                               20
          3.04  Security Agreement                             20

Section 4.  Payments; Computations; Etc.                       21

          4.01  Payments                                       21
          4.02  Computations                                   22
          4.03  Minimum Amounts                                22
          4.04  Certain Notices                                22
          4.05  Set-off                                        23
          4.06  Illegality                                     23
          4.07  Compensation                                   23

Section 5.  Conditions Precedent                               24

          5.01  Closing Date                                   24
          5.02  Initial and Subsequent Advances                25

Section 6.  Representations and Warranties                     26

          6.01  Corporate Existence                            26
          6.02  Financial Condition                            27
          6.03  Litigation                                     27
          6.04  No Breach                                      27
          6.05  Action                                         28
          6.06  Approvals                                      28
          6.07  Use of Credit                                  28
          6.08  ERISA                                          28
          6.09  Taxes                                          29
          6.10  Investment Company Act                         29
          6.11  Public Utility Holding Company Act             29
          6.12  Ownership of Stock or Partnership Interests    29
          6.13  Environmental Matters                          30
          6.14  FGI SEC Reports                                32
          6.15  Agreements                                     32
          6.16  No Bankruptcy Filing                           32
          6.17  Location of Chief Executive Offices            33
          6.18  Compliance                                     33

                                 (i)

Section 7.  Covenants of the Borrower                          33

          7.01  Financial Statements Etc.                      33
          7.02  Litigation; Environmental Claims               36
          7.03  Existence, Etc.                                37
          7.04  Prohibition of Fundamental Changes             38
          7.05  Limitation on Liens                            38
          7.06  Place of Business                              38
          7.07  Perform Loan Documents                         38
          7.08  Dividend Payments                              39
          7.09  Sale or Transfer of Facilities                 39
          7.10  Replacement of Manager                         39
          7.11  No Sale of Stock or Partnership Interests      39
          7.12  Limitation on Issuance of Preferred Stock;
                Cooperation with Rating Agencies               39
          7.13  Use of Proceeds                                40
          7.14  Cooperate in Legal Proceedings                 40
          7.15  Further Assurances                             40

Section 8.  Events of Default                                  40

Section 9. Subordination.                                      43

          9.01  Subordination to Senior Indebtedness           43
          9.02  Borrower Not To Make Payments in Certain
                Circumstances                                  44
          9.03 Subordination in the Event of Acceleration, Dissolution, Liquidation or Reorganization 45
          9.04  Lender to Be Subrogated to Rights of Holders
                of Senior Indebtedness                         46
          9.05  Obligations of the Borrower Unconditional      46
          9.06 Subordination Rights Not Impaired by Acts or Omissions of Borrower or Holders of Senior
                Indebtedness                                   47
          9.07  Further Assurances with Respect to
                Subordination                                  47
          9.08  Limitation on Subordination                    47
          9.09  Certain Definitions                            48

Section 10.  Miscellaneous                                     48

          10.01 Waiver                                         48
          10.02 Notices                                        48
          10.03 Expenses, Etc.                                 49
          10.04 Amendments, Etc.                               50
          10.05 Successors and Assigns                         50
          10.06 Assignments and Participations                 50
          10.07 Survival                                       51
          10.08 Captions                                       52
          10.09 Counterparts                                   52
          10.10 Governing Law; Submission to Jurisdiction      52
          10.11 Waiver of Jury Trial                           52
          10.12 Treatment of Certain Information               52
          10.13 Brokers and Financial Advisors                 53
          10.14 Lender's Discretion                            53
          10.15 Severability                                   53
          10.16 Preferences                                    53
          10.17 Waiver of Notice                               54
          10.18 Remedies of Borrower                           54
                                 (ii)

          10.19 Waiver of Marshalling of Assets Defense        54
          10.20 Waiver of Counterclaim                         54
          10.21 FINAL AGREEMENT                                54
          10.22 Tax Treatment                                  55

EXHIBIT A - Form of Note
EXHIBIT B - FFC Loan Agreement (without exhibits)
EXHIBIT C - Prohibited Transferees
EXHIBIT D - Form of Nonconsolidation Opinion
EXHIBIT E - FRP Loan Agreement (without exhibits)


                                (iii)

          THIS CREDIT AGREEMENT dated as of September 1, 1995, is made by and between FORUM GROUP, INC., an Indiana corporation (the "Borrower"), having an address at 11320 Random Hills Road, Suite 400, Fairfax, Virginia 22030 and NOMURA ASSET CAPITAL CORPORATION, a Delaware corporation (the "Lender"), having an address at 2 World Financial Center, Building B, New York, New York 10281-1198.

                           RECITALS:

          The Borrower has requested that the Lender make from time to time loans (each an "Advance"; collectively, the "Loan") to the Borrower in an aggregate principal amount not exceeding $50,000,000 (the "Loan Amount") and the Lender is prepared to make such Advances upon the terms and conditions hereof. Accordingly, the parties hereto agree as follows:


          Section 1.  Definitions and Accounting Matters.

          1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

          "Account Collateral" shall have the meaning provided in
Section 3.04 hereof.

          "Actual Excess Cash Flow" shall mean, with respect to the month immediately preceding a Payment Date on which a Mandatory Payment is due, (a) Adjusted Net Cash Flow minus (b) Facility Owner Debt Service minus (c) Debt Service of the Loan for the immediately following Payment Date.

          "Adjusted Net Cash Flow" shall mean, at any date of determination and with respect to the Collateral Facilities, the sum of (a) with respect to the Subsidiary Facilities, "Adjusted Net Cash Flow" (as such term is defined in the FFC Loan Agreement) with respect to the immediately preceding month and
(b) with respect to any Approved Facilities, a term having substantially the same meaning with respect to a comparable time period contained in an Approved Facility Loan Agreement.

          "Advance" shall have the meaning provided in the Recitals hereto.

          "Advance Termination Date" shall mean September 1,
1999.

          "Affiliate" of any specified Person shall mean any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms "controlling" and "controlled" have the meaning correlative to the foregoing.

          "Agreement" shall mean this Credit Agreement, as the same may from time to time hereafter be modified, supplemented or amended.

          "Annualized NOI" shall mean, at any date of determination and with respect to the Collateral Facilities, the amount equal to the sum of (a) Adjusted Net Cash Flow, calculated for the twelve months ended on the last day of the preceding calendar quarter and based on the financial statements delivered to the Lender for such quarter and (b) if written approval is received from the Lender by the Borrower, which approval is in the Lender's sole discretion and may be conditioned on, among other things, satisfactory security arrangements, 50% of the annualized management fees of the Borrower from the Collateral Facilities.

          "Approved Facilities" shall mean (i) the facilities owned by FRPI as of the date hereof and (ii) any facilities owned by an Affiliate of the Borrower which the Lender, in its sole discretion, approves as acceptable for inclusion as Collateral Facilities for purposes of calculating the Quarterly Test (thereby enabling the Borrower to increase the principal amount of outstanding Advances) and regarding which the following actions are taken for the benefit of the Lender: (a) the delivery of Preferred Stock issued by the owner of such facility (or, in the case of facilities owned by FRPI, Preferred Stock issued by either FRPI or FRP); and (b) the implementation of a cash management arrangement established by the owner of such facility similar in substance to the arrangement provided for in
Section 3.03 hereof. Upon written notice from the Lender that such facility is acceptable (in the case of facilities described in clause (ii) above only) and the provisions of clauses (a) and
(b) above having been satisfied, such facility shall be included as a Collateral Facility hereunder.

          "Approved Facility Loan Agreement" shall mean (i) the
FRP Loan Agreement and (ii) any loan agreement between the owner of an Approved Facility (other than FRPI) and the Lender or an Affiliate of the Lender.

          "Bankruptcy Code" shall mean the Federal Bankruptcy
Code of 1978, as amended from time to time.

          "Business Day" shall mean any day other than (i) a Saturday or a Sunday, and (ii) a day on which federally insured depository institutions in (x) New York or (y) the state in which the Collateral Agent is located are authorized or obligated by law, governmental decree or executive order to be closed. When used with respect to the determination of LIBOR, "Business Day" shall mean a day on which banks are open for dealing in foreign currency and exchange in London.

          "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

          "Closing Date" shall mean September 1, 1995.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Collection Accounts" shall mean, at any date of determination, (a) with respect to Subsidiary Facilities, "Collection Accounts" (as such term is defined in the FFC Loan Agreement) and (b) with respect to any Approved Facilities, any term having substantially the same meaning contained in an Approved Facility Loan Agreement.

          "Collection Banks" shall mean, at any date of determination, (a) with respect to Subsidiary Facilities, "Collection Banks" (as such term is defined in the FFC Loan Agreement) and (b) with respect to any Approved Facilities, any term having substantially the same meaning contained in an Approved Facility Loan Agreement.

          "Collateral Agent" shall mean the banking institution at which the Lender establishes the Pledge Account.

          "Collateral Facilities" shall mean, collectively,
Subsidiary Facilities and Approved Facilities.

          "Debt Service" shall mean, for any Payment Date, the principal, if any, and interest payments that would be due and payable on the Loan in accordance with the Note on such Payment Date or otherwise in respect of the monthly period immediately preceding such Payment Date.

          "Default" shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

          "Default Interest Period" shall mean, during any period while any principal of any Advance or any other amount under this Agreement, the Note or any other Loan Document is not paid when due, each successive period within such period as the Lender shall from time to time choose; provided that the first Default Interest Period shall commence as of the date on which such principal or other amount became due and each succeeding Default Interest Period shall commence upon the expiry of the immediately preceding Default Interest Period.

          "Default Rate" shall mean, with respect to any Default Interest Period, the per annum interest rate equal to the lesser of (i) the maximum interest rate permitted by Legal Requirements and (ii) the sum of LIBOR determined as of the immediately preceding Interest Determination Date plus the Pricing Spread plus 3%.

          "Dollars" and "$" shall mean lawful money of the United
States of America.

          "Environmental Claim" shall mean, with respect to any Person, any written notice, claim, demand or other communication (collectively, a "claim") by any other Person alleging or asserting such first Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or
(ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of

Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Laws" shall mean any and all Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as in effect on the relevant date, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and
Section 412(c)(11) of the Code and the lien created under
Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

          "Event of Default" shall have the meaning provided in
Section 8 hereof.

          "Exit Fee" shall mean the fee, if any, payable by the Borrower to the Lender pursuant to Section 3.01 hereof in an amount equal to the product of (i) $1,400,000 multiplied by (ii) the quotient of (A) $70,000,000 minus the Permanent Financing Amount, but not less than zero, divided by (B) $70,000,000.

          "Facility Owner" shall mean (i) FFC, (ii) FOH and (iii) any owner of an Approved Facility, as applicable.

          "Facility Owner Debt Service" shall mean, at any date of determination and with respect to the Collateral Facilities, the sum of (a) with respect to the Subsidiary Facilities, the amount of "Debt Service" (as such term is defined in the FFC Loan Agreement) which shall be due on the immediately succeeding "Payment Date" (as such term is defined in the FFC Loan

Agreement) and (b) with respect to any Approved Facilities, the amount of a term having substantially the same meaning contained in an Approved Facility Loan Agreement.

          "FFC"  shall mean FGI Financing I Corporation, a
Delaware corporation and a wholly owned subsidiary of the Borrower.

          "FFC Loan Agreement" shall mean the Loan Agreement dated as of the date hereof, by and among FFC, FOH and the Lender, a copy of which is attached hereto as Exhibit B.

          "FGI SEC Reports" shall have the meaning provided in
Section 6.02 hereof.

          "FOH" shall mean Forum Ohio Healthcare, Inc., an Ohio corporation and a wholly owned subsidiary of the Borrower.

          "Finder" shall have the meaning provided in Section
10.13 hereof.

          "FRI" shall mean Forum Retirement, Inc., a Delaware corporation and a wholly owned subsidiary of the Borrower.

          "FRP" shall mean Forum Retirement Partners, L.P., a
Delaware limited partnership, the general partner of which is FRI and the limited partners of which include the Borrower.

          "FRP Loan Agreement" shall mean the Loan Agreement dated as of December 28, 1993 by and between FRP and the Lender, a copy of which is attached hereto as Exhibit E.

          "FRPI" shall mean FRP Financing I, Limited Partnership, a Delaware limited partnership, the general partner of which is FRI and the sole limited partner of which is FRP.

          "GAAP" shall mean United States generally accepted accounting principles as in effect on the Closing Date applied on a basis consistent with those that, in accordance with the last sentence of Section 1.02(a) hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement. In the event of a change in United States generally accepted accounting principles after the Closing Date (a "GAAP Change"), Borrower and the Lender shall endeavor to agree upon appropriate amendments to the Loan Documents that would leave the parties in the same relative economic position, giving effect to such GAAP Change, in which they would have been had such GAAP

Change not become effective.  Pending such agreement, the GAAP
Change will not be effective for any purpose of this Agreement.

          "Governmental Authority" means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantee" shall mean, without duplication, a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposits or the guarantee of accounts payable in the ordinary course of business. The amount of any Guarantee shall equal the amount of the obligation so guaranteed or otherwise supported. The terms "Guarantee" and "Guaranteed" used as a verb shall have correlative meanings.

          "Hazardous Material" shall mean, collectively, (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain polychlorinated biphenyls ("PCB's"), (b) any chemicals or other materials or substances that are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

          "Indebtedness" shall mean, with respect to any Person but without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person (other than in respect of workers' compensation or employee benefits); (e) Capital Lease Obligations of such Person; and (f) any Guarantee by such Person of any obligation referred to in clauses (a) through (e).

          "Interest Accrual Period" shall mean, with respect to a Payment Date, the period commencing on and including the preceding Payment Date (or in the case of the first Payment Date, the initial date upon which an Advance is made hereunder) and ending on and including the day preceding the Payment Date; provided, however, that no Interest Accrual Period shall extend beyond the day preceding the Maturity Date.

          "Interest Determination Date" shall mean, with respect to any Interest Reset Date, the date which is two Business Days prior to such Interest Reset Date.

          "Interest Reset Date" shall mean, with respect to the period for which LIBOR has last been calculated, the eleventh day of the calendar month in which such period for which LIBOR has last been calculated ends, provided, however, that the first Interest Reset Date shall be the date on which the initial Advance is made hereunder.

          "Legal Requirements" means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including without limitation Environmental Laws) applicable to a referenced Person (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto.

          "LIBOR" shall mean, with respect to any Interest Reset Date, the rate (expressed as a percentage per annum) for deposits in U.S. Dollars for a 30-day, 60-day or 90-day period, as selected by Borrower in accordance with Section 4.02, that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the applicable Interest Determination Date for such Interest Reset Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on the applicable Interest Determination Date, LIBOR will be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. Dollars for a 30-day, 60-day or 90-day period, as selected by Borrower in accordance with Section 4.02, that appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on such Interest Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on such Interest Determination Date, Lender will request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank's offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. Dollars for a 30-day, 60-day or 90-day period, as selected by Borrower in accordance with Section 4.02, as of 11:00 a.m. London time, on such Interest Determination Date for amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender will request any three major banks in New York City selected by Lender to provide such bank's rate (expressed as a percentage per annum) for loans in U.S. Dollars to leading European banks for a 30-day, 60-day or 90-day period, as selected by the Borrower, as of approximately 11:00 a.m., New York City time on the applicable Interest Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR will be the arithmetic mean of such rates. If fewer than two rates are so provided, then LIBOR will be LIBOR in effect on the preceding Interest Reset Date.

          "Lien" shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement and the other Loan Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

          "Loan Amount" shall have the meaning provided in the Recitals hereto.

          "Loan Documents" shall mean, collectively, this Agreement, the Note and the Security Documents.

          "Loan" shall have the meaning provided for in the Recitals hereto.

          "Mandatory Payment" shall mean, with respect to any Payment Date:

          (a) during the Non-Prepayment Period, if the Borrower has used less than 100% of the proceeds of the Advances for the purpose of completing expansions of Collateral Facilities, the greater of: (x) the product of (A) .75 and
     (B) Actual Excess Cash Flow, and (y) the lesser of (i) the Principal Amortization Amount for such Payment Date (calculated pursuant to the Quarterly Test on the related Test Date on which such Quarterly Test was not satisfied) and (ii) Actual Excess Cash Flow; or

          (b) during the Non-Prepayment Period, if the Borrower has used 100% of the proceeds of the Advances for the purpose of completing expansions of Collateral Facilities, or after the Non-Prepayment Period, Actual Excess Cash Flow.

          "Margin Stock" shall mean "margin stock" within the meaning of Regulations G, T, U and X.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the business, financial position or results of operations of the Borrower and its Subsidiaries taken as a whole,
(b) the ability of the Borrower to perform, or the Lender to enforce, any of the Loan Documents, or (c) the ability of the Borrower to make timely payment of the principal of or interest on the Advances or other amounts payable in connection therewith.

          "Maturity Date" shall mean January 1, 2001.

          "Multiemployer Plan" shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

          "Non-Prepayment Period" shall have the meaning ascribed to such term in the FFC Loan Agreement.

          "Note" shall mean the promissory note provided for by
Section 2.03 hereof and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

         "Operating Expense Amount" shall mean the sum of the following as determined in good faith by the Borrower with respect to the month in which such amount is being calculated:
(i) the amount of "Operating Expenses" (as defined in the FFC Loan Agreement and (ii) the amount of a term having substantially the same meaning contained in any Approved Facility Loan Agreement.

          "Outstanding Principal Cap" shall mean the following
Dollar amounts determined in accordance with the following schedule:

      Period                            Outstanding Principal Cap
      ------                            -------------------------
Closing Date through September, 30, 1995          $3,000,000
October 1, 1995 through December 31, 1995         $8,000,000
January 1, 1996 through March 31, 1996            $18,000,000
April 1, 1996 through June 30, 1996               $28,000,000
July 1, 1996 through September 30, 1996           $38,000,000
October 1, 1996 through December 31, 1996         $45,000,000
January 1, 1997 and thereafter                    $50,000,000

          "Payment Date" shall have the meaning provided in
Section 3.02 hereof.

          "PBGC" shall mean the Pension Benefit Guaranty
Corporation or any entity succeeding to any or all of its functions under ERISA.

          "PCB's" shall have the meaning ascribed to such term in the definition of "Hazardous Materials."

          "Permanent Financing Amount" shall mean, at any date of determination, the aggregate original principal amount of permanent financing provided by the Lender or any of its Affiliates (or any syndicate of lenders for which the Lender or any of its Affiliates acts as agent) to the Borrower or any Affiliate thereof after the Closing Date (other than pursuant to this Agreement or the FFC Loan Agreement) and secured by any Collateral Facilities (or, to the extent not included in the Collateral Facilities, any facilities of FRPI). The Lender shall determine in good faith the amount of permanent financing with a maturity of a significant duration, using commercial mortgage finance industry standards.

          "Permitted Junior Securities" shall have the meaning provided in Section 9.03(b) hereof.

          "Person" shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

          "Plan" shall mean an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

          "Pledge Account" shall have the meaning provided in
Section 3.03 hereof.

          "Preferred Stock" shall mean preferred stock of a Facility Owner, having in the aggregate the following terms and provisions:

          (a)  a cumulative cash dividend payable on each Payment
     Date;

          (b) a dividend rate equal to the interest rate on the Loan reduced by the amount of interest actually so paid thereunder;

          (c) a liquidation preference equal to the principal amount of the Advances from time to time outstanding, accrued and unpaid interest thereon and all other amounts due under the Loan Documents;

          (d) mandatory redemptions in an amount equal to the outstanding principal amount of the Loan, at a redemption price equal to such principal amount;

          (e) upon the occurrence and during the continuance of a Triggering Event, voting rights in favor of the Lender to elect not less than a majority of the board of directors;

          (f) prior to such time as a Triggering Event occurs, express terms negating dividend, liquidation preference, mandatory redemption and voting rights specified in (a)-(e) above;

          (g) terms providing that the issuer of the Preferred Stock shall not issue any other class of preferred stock or other equity interest with a liquidation preference senior to the Preferred Stock of such issuer to any Person or any additional Preferred Stock to any Person (other than the Lender); and

          (h) terms providing that such issuer of the Preferred Stock shall not incur any Indebtedness or Liens other than those expressly permitted by this Agreement, the FFC Loan Agreement or the Approved Facility Loan Agreements or approved by the Lender in writing in its sole discretion.

Any Preferred Stock issued by a corporation may take the form of a master share of such preferred stock issued on the initial Advance Date with respect to the applicable Facility Owner. Notwithstanding the foregoing, (i) in the event an owner of an Approved Facility (other than FRPI) shall take the form of a limited liability company or limited partnership, then references to "Preferred Stock" shall mean special membership interests or special limited partnership interests, respectively, of such owner which have the same terms and provisions as those set forth above and (ii) in the case of FRPI, "Preferred Stock" shall mean special limited partnership interests of either FRPI or FRP.

          "Preferred Stock Terms" shall mean (i) in the case of a Facility Owner which is a corporation, a certificate of designation, amendment to the certificate of incorporation or other corporate action which implements the terms and provisions of the Preferred Stock or (ii) in the case of a Facility Owner which is a limited liability company or limited partnership, provisions of or amendments to the operating agreement or limited partnership agreement, respectively, which implement such terms and provisions.

          "Pricing Spread" shall mean 5.00% per annum.

          "Prohibited Transferees" shall mean the Persons listed on Exhibit C hereto.

          "Property" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

          "Quarterly Funding Cap" shall mean the following Dollar amounts determined in accordance with the following schedule:

            Period                 Quarterly Funding Cap
            ------                 ---------------------
     Closing Date through
       September 30, 1995                 $ 3,000,000
     October 1, 1995 through
       December 31, 1995                  $ 5,000,000
     January 1, 1996 through
       March 31, 1996                     $10,000,000
     April 1, 1996 through
       June 30, 1996                      $10,000,000
     July 1, 1996 through
       September 30, 1996                 $10,000,000
     October 1, 1996 through
       December 31, 1996                  $ 7,000,000
     January 1, 1997 through
       March 31, 1997 and
       each subsequent calendar
       quarter through the Advance
       Termination Date                   $ 5,000,000

          "Quarterly Test" shall mean the test used to determine whether the Borrower may receive an Advance or Advances during the applicable three month period under Section 5.02 or shall make Mandatory Payments pursuant to Section 2.05. The methodology of the Quarterly Test is to be performed, with respect to the current Test Date, as follows:

            I. Determine Annualized NOI of the Collateral
            Facilities.

            II.  Divide Annualized NOI of the Collateral
            Facilities by twelve to determine gross monthly net operating income ("Gross Monthly NOI").

            III. Subtract Facility Owner Debt Service from Gross
            Monthly NOI to determine net monthly net operating income ("Net Monthly NOI").

            IV. Subtract the interest component of Debt Service on the Loan (calculated assuming the interest rate in effect for such month equals the Treasury Rate plus 5.0% (the "Test Rate")) which shall be due on the immediately succeeding Payment Date from Net Monthly NOI to determine excess cash flow ("Excess Cash Flow").

            V. Multiply Excess Cash Flow by .75 to determine the principal amortization amount ("Principal
            Amortization Amount").

            VI.  Repeat steps I through V for the 35 (if
            paragraph (a) below applies) or 47 (if paragraph (b) below applies) following monthly periods assuming that (i) the Principal Amortization Amount for each preceding period is applied to reduce the outstanding principal amount of the Loan and (ii) Gross Monthly NOI and the Test Rate remain constant.

            The Quarterly Test shall be satisfied for the applicable Test Date:

            (a) if, during the Non-Prepayment Period, the Borrower has used less than 100% of the proceeds of the Advances for the purpose of completing expansions of the Collateral Facilities, or if, after the Non-Prepayment Period, the sum of the 36 Principal Amortization Amounts calculated in accordance with the above methodology is equal to or greater than the outstanding principal amount of the Loan; or

            (b) if, during the Non-Prepayment Period, the Borrower has used 100% of the proceeds of the Advances for the purpose of completing expansions of the Collateral Facilities, the sum of the 48 Principal Amortization Amounts calculated in accordance with the above methodology is equal to or greater than the outstanding principal amount of the Loan.

            "Rating Agencies" shall have the meaning provided in the FFC Loan Agreement or any Approved Facility Loan Agreement, as applicable.

            "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, (including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

            "Reuters Screen LIBO Page" shall mean the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on the service for the purpose of displaying interbank rates from London in U.S. Dollars).

            "Security Documents" shall mean, collectively, all Uniform Commercial Code financing statements to be filed with respect to the security interests in the Pledge Account created pursuant to Section 3.04.

            "Senior Indebtedness" shall mean principal of, premium, if any, and accrued and unpaid interest (including, without limitation, interest at the contract rate subsequent to the commencement of any bankruptcy, insolvency or similar proceeding with respect to the Borrower), fees, expenses and all other obligations on or with respect to all Indebtedness of the Borrower or any of its Subsidiaries; provided, however, that there shall be excluded from such term (a) any of the Indebtedness evidenced by this Agreement, the Note or any other Loan Document or (b) Indebtedness, if any, which, by the terms of the instrument evidencing such Indebtedness or pursuant to which it is issued, ranks equally with or is expressly made junior and subordinate in right of payment to the Subordinated Amounts.

            "Subordinated Amounts" shall have the meaning provided in Section 9.01.

            "Subsidiary" shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

            "Subsidiary Facilities" shall mean the "Individual
Properties" (as defined in the FFC Loan Agreement).

            "Telerate Page 3750" shall mean the display designated as "Page 3750" on The Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers'
Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

            "Test Date" shall mean March 1, June 1, September 1 and December 1 of each calendar year, commencing December 1, 1995.

            "Treasury Rate" shall mean the yield on the U.S. Treasury issue (primary issue) with a maturity date closest to, but not earlier than, the third anniversary of the date on which such rate is calculated with such yield being based on the bid price for such issue as published in The Wall Street Journal in New York, New York on the date of calculation (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published). In the event The Wall Street Journal is no longer published or ceases to publish the bid price for such U.S. Treasury issues, the Lender shall select a comparable publication to determine the Treasury Rate.

            "Triggering Event" shall mean the occurrence of an Event of Default under this Agreement and the principal amount and accrued interest on the Loan becoming due and payable (by acceleration or otherwise).

            1.02  Accounting Terms and Determinations.

            (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall (unless otherwise disclosed to the Lender in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lender hereunder (which, prior to the delivery of the first financial statements under
Section 7.01 hereof, shall mean the unaudited financial statements as at June 30, 1995). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Lender pursuant to Section 7.01 hereof.

            (b) The Borrower shall deliver to the Lender at the same time as the delivery of any annual or quarterly financial statement under Section 7.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

            Section 2.  The Loan, Advances, Note and Prepayments.

            2.01 The Loan. The Lender agrees, on the terms and conditions of this Agreement, to make Advances to the Borrower in Dollars during the period from and including the Closing Date to but excluding the Advance Termination Date in an aggregate principal amount up to but not exceeding the Loan Amount; provided that the Lender shall not be required to make any Advance which would cause either (x) the aggregate principal amount of the Advances made during any calendar quarter to exceed the applicable Quarterly Funding Cap or (y) the outstanding aggregate principal amount of the Loan at any time to exceed the applicable Outstanding Principal Cap.

            2.02 Advances. The Borrower shall give the Lender written notice of each Advance hereunder as provided in
Section 4.04 hereof. The Borrower may request no more than three Advances in any three month period following a Test Date. The Borrower shall certify as to the satisfaction or failure of the Quarterly Test on each Test Date. On the date specified for each Advance hereunder, the Lender shall, subject to the terms and conditions of this Agreement, make available to the Borrower, in immediately available funds, in an account of the Borrower designated by the Borrower in the related notice of Advance, the amount of such Advance minus the reasonable fees and disbursements of counsel to the Lender.

            2.03  Note.

            (a)  The Loan shall be evidenced by a single
promissory note of the Borrower substantially in the form of Exhibit A hereto, dated the date hereof, payable to the Lender.

            (b) The date and amount of each Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of the Note, endorsed by the Lender on the schedule attached to the Note or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under the Note in respect of the Loan.

            (c) The Lender shall not be entitled to have the Note substituted or exchanged for any reason, except in connection with a permitted assignment of the Loan and Note pursuant to Section 10.06 hereof (and, if requested by the Lender, the Borrower agrees to so exchange the Note).

            2.04 Optional Prepayments. Subject to Section 4.03 hereof, the Borrower shall have the right to prepay the Loan at any time or from time to time (without penalty or premium), provided that the Borrower shall give the Lender notice of each such prepayment as provided in Section 4.04 hereof (and, subject to the terms hereof, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder).

            2.05  Mandatory Prepayment.

            In the event that the Quarterly Test is not satisfied on any Test Date, the Borrower shall make a principal payment equal to the Mandatory Payment to the Lender on each Payment Date thereafter until the subsequent Test Date; provided, however, that the obligation to make a Mandatory Payment shall cease upon the Borrower having prepaid the principal amount of the Loan outstanding by an amount such that the Quarterly Test would have been satisfied on such preceding Test Date. On each Payment Date on which the Borrower makes a Mandatory Payment, the Borrower shall deliver to the Lender a statement describing in reasonable detail the calculation of the principal amount of the Loan paid.

            Section 3.  Payments of Principal, Interest and Exit
Fee.

            3.01 Repayment of the Loan. The Borrower hereby promises to pay to the Lender the entire outstanding principal amount of the Loan, and the Loan shall mature, on the Maturity Date. In addition, the Borrower shall pay to the Lender (a) any Mandatory Payments when due as required by Section 2.05 and (b) the Exit Fee on the Maturity Date.

            3.02 Interest. The Borrower hereby promises to pay to the Lender interest on the unpaid principal amount of each Advance for the period from and including the date of such Advance to but excluding the date such Advance shall be paid in full, at a rate per annum equal to LIBOR plus the Pricing Spread. Notwithstanding the foregoing, the Borrower hereby promises to pay to the Lender interest at the applicable Default Rate on any principal of any Advance and on any other amount payable by the Borrower hereunder or under the Note that shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Advance shall be payable monthly in arrears on the 11th day of the month following the initial Advance made hereunder, and on the eleventh day of each and every month thereafter, unless, in any such case, such day is not a Business Day, in which event such interest shall be payable on the first Business Day following such date (such date for any particular month, the "Payment Date"), except that interest payable at the Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Lender shall give notice thereof to the Borrower.

            3.03 Cash Management. Commencing on the date of the initial Advance hereunder, the Borrower shall cause each Facility Owner to direct each of the Collection Banks pursuant to a letter of instructions, upon receipt by the Collection Banks of the notice given each month pursuant to Section 2.12(b) of the FFC Loan Agreement (or, with respect to an Approved Facility, any comparable notice given pursuant to the related Approved Facility Loan Agreement), to transfer no later than 3:00 p.m. on a daily basis any amounts in the Collection Accounts (i) first to an account designated by the Borrower until an amount equal to the Operating Expense Amount for such month has been transferred to such account and (ii) then to an account at the Collateral Agent (regarding which the Lender shall have provided the Borrower the identity of the Collateral Agent and the account number) (the "Pledge Account") until the earlier of (a) the first day of the succeeding month or (b) the date upon which an amount has been deposited in the Pledge Account sufficient to pay Debt Service (including the Mandatory Payment, if any) for the succeeding Payment Date. In the event that sufficient funds shall have been deposited in the Pledge Account to satisfy Debt Service (including the Mandatory Payment, if any) for the succeeding Payment Date prior to the first day of the succeeding month, Borrower shall cause each Facility Owner to direct the Collection Banks to transfer any amounts deposited in the Collection Accounts to an account designated by Borrower until the first day of the succeeding month.

            3.04 Security Agreement. To secure the full and punctual payment of the Loan, the Borrower hereby pledges to the Lender, and grants to the Lender a first and continuing security interest in and to, the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the "Account Collateral"):

            (i) all of Borrower's right, title and interest in the Pledge Account and all moneys, securities, instruments and other amounts, if any, from time to time deposited or held in the Pledge Account;

            (ii) all interest, dividends, money, instruments and other property from time to time received, receivable or otherwise payable in respect of, or received in exchange for, any of the foregoing; and

            (iii)  to the extent not covered by clauses (i) or
     (ii) above, all proceeds (as defined under the Uniform
     Commercial Code of the applicable jurisdiction) of any or all of the foregoing.


            Section 4.  Payments; Computations; Etc.

            4.01  Payments.  (a)  Except as otherwise
specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to the Lender not later than 12:00 noon, New York City time, on the date when due and shall be made in lawful money of the United States of America in federal or other immediately available funds to an account specified to Borrower by Lender in writing, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

            (b) All payments made by Borrower hereunder shall be made irrespective of, and without any deduction for, any set-offs or counterclaims. Notwithstanding anything to the contrary contained herein or in any other Loan Document, to the extent that any payment or distribution is at any time made under or on account of any of the Preferred Stock, the aggregate amount due or to become due under this Agreement and the Note shall be reduced by an amount equal to the amount of such payment or the fair value of such distribution.

            (c) All proceeds of any repayment, including prepayments, of the Loan shall be applied to pay: first, any reasonable out-of-pocket costs and expenses of Lender arising as a result of such repayment; second, any accrued and unpaid interest then payable with respect to the Loan or the portion thereof being repaid; third, if applicable, Default Rate interest, if any, on the Loan; fourth, the outstanding principal amount of the Loan or the portion thereof being repaid and fifth, any other amounts due and owing under the Loan Documents.

            (d) If the due date of any payment under this Agreement or the Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding
Business Day, and interest shall be payable for any principal so extended for the period of such extension.

            4.02 Computations. (a) Interest on Advances shall be computed on the basis of a year of 360 days and actual days elapsed (i.e., interest for each day during which the Advances are outstanding shall be computed at said rate divided by 360).

            (b) Borrower shall notify Lender in writing by 3:00 p.m. (New York time) on each Interest Determination Date whether LIBOR shall be calculated on the basis of a 30-day, 60-day or 90-day period provided that in no event shall Borrower select a period which extends beyond the Maturity Date; provided, further, that upon the occurrence and during the continuance of an Event of Default hereunder, Lender shall determine such basis. In the event Borrower fails to notify Lender in accordance with the immediately preceding sentence, LIBOR shall be calculated on the same basis as during the immediately prior Interest Accrual Period.

            4.03 Minimum Amounts. Except for Mandatory Payments made pursuant to Section 2.05 hereof, each Advance and partial prepayment of principal of Advances shall be in an amount at least equal to $100,000.

            4.04 Certain Notices. Notices by the Borrower to the Lender of Advances and optional prepayments of Advances shall be effective only if received by the Lender not later than 10:00 a.m. New York time on the number of Business Days prior to the date of the relevant Advance or prepayment specified below:

                                             Number of
                                              Business
            Notice                           Days Prior
            ------                           ----------
     Advances                                     5
     Prepayment of Advances                       2

Each such notice of borrowing or optional prepayment shall specify the amount (subject to Section 4.03 hereof) of each Advance to be borrowed or prepaid and the date of Advance or optional prepayment (which shall be a Business Day). Notices of Advances shall be irrevocable; notices of prepayment shall also be irrevocable except that such notices may be conditioned upon the receipt of proceeds of any financing or sale.

            4.05 Set-off. The Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim the Lender may otherwise have, the Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of the Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of the Advances or any other amount payable to the Lender hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness are then due to the Borrower), in which case it shall promptly notify the Borrower thereof.

            4.06  Illegality.  Notwithstanding any other
provision of this Agreement, in the event that it becomes unlawful for the Lender to honor its obligation to make future Advances hereunder, then the Lender shall promptly notify the Borrower thereof and the Lender's obligation to make Advances shall be suspended until such time as the Lender may again make and maintain Advances.

            4.07 Compensation. The Borrower shall pay to the Lender, upon the request of the Lender, such amount or amounts calculated in accordance with this Section 4.07 to compensate it for any loss, cost or expense attributable to:

            (a) any payment or mandatory or optional prepayment of an Advance on a date other than the last day of the Interest Accrual Period for such Advance; or

            (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 5 hereof to be satisfied) to borrow an Advance on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.02 hereof.

Such compensation shall be an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or not borrowed for the period from the date of such payment, prepayment or failure to borrow to the last day of the then current Interest Accrual Period for such Advance (or, in the case of a failure to borrow, the Interest Accrual Period for such Advance that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Advance provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount the Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by the Lender, or if the Lender shall cease to make such bids, the equivalent rate, as reasonably determined by the Lender, derived from Telerate Page 3750, Reuters LIBO Page or other publicly available source as described in the definition of "LIBOR" in
Section 1.01 hereof).

            Section 5.  Conditions Precedent.

            5.01 Closing Date. The obligation of the Lender to execute and deliver this Agreement hereunder is subject to the conditions precedent that the Lender shall have received the following documents, each of which shall be satisfactory to the Lender in form and substance:

            (a) Corporate Documents. Certified copies of the charter and by-laws (or equivalent documents) of the Borrower and of all corporate authority for the Borrower (including, without limitation, board of director or executive committee resolutions and evidence of the incumbency, including specimen signatures, of officers) with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by the Borrower from time to time in connection herewith and the Advances hereunder (and the Lender may conclusively rely on such certificate until it receives notice in writing from the Borrower to the contrary).

            (b) Officer's Certificate. A certificate of a senior officer of the Borrower, dated the Closing Date, to the effect set forth in the first sentence of Section 5.02 hereof (except as to 5.02(c)).

            (c) Opinion of Counsel to the Borrower. An opinion, dated the Closing Date, of Jones, Day, Reavis & Pogue, counsel to the Borrower, covering such matters as the Lender may reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lender).

            (d)  Note.  The Note, duly completed and executed.

            (e) Other Documents. Such other documents as the Lender or special New York counsel to the Lender may reasonably request.

The obligation of the Lender to execute and deliver this Agreement is also subject to the payment or provision for payment by the Borrower of such fees as the Borrower shall have agreed to pay or deliver to the Lender in connection herewith (including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, special New York counsel to the Lender), in connection with the negotiation, preparation, execution and delivery of this Agreement and the Note and the other Loan Documents and the making of the Advances hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

            5.02  Initial and Subsequent Advances.  The
obligation of the Lender to make any Advance to the Borrower upon the occasion of each Advance hereunder (including the initial Advance) is subject to the further conditions precedent that, both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:

            (a)  no Default shall have occurred and be
     continuing;

            (b) the representations and warranties made by the Borrower in Section 6 hereof, and in each of the other Loan Documents, shall be true and correct in all material respects on and as of the date of the making of such Advance with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

            (c) the Quarterly Test shall have been satisfied as of the most recent Test Date; and

            (d) no law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or, to the knowledge of the executive officers of the Borrower, threatened, which would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of this Agreement.

Each notice of Advance by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Borrower otherwise notifies the Lender in writing prior to the date of such Advance, as of the date of such

Advance). The obligation of the Lender to make each Advance hereunder is also subject to the delivery to the Lender of the following documents prior to the making of such Advance:

            (a) Preferred Stock of each Facility Owner (or, if applicable hereunder, of FRP) registered in the name of the Lender together with a copy of the applicable Preferred Stock Terms (except to the extent that Preferred Stock of such Facility Owner (or, if applicable hereunder, of FRP) shall have theretofore been delivered to the Lender hereunder);

            (b) concurrently with each delivery of Preferred Stock pursuant to clause (a) above, an opinion of counsel to the Borrower addressed to the Lender to the effect that (i) the Preferred Stock so delivered to the Lender is duly authorized, validly issued, fully paid and non-assessable (to the extent applicable) and (ii) in the event that the Borrower becomes a debtor under the Bankruptcy Code, such Preferred Stock would not be determined to constitute property of the Borrower's estate under Section 541 of the Bankruptcy Code; and

            (c) with respect to the initial Advance only, (i) an opinion of counsel to the Borrower addressed to the Lender, to the effect that to the knowledge of such counsel the issuance of the shares of Preferred Stock so delivered to the Lender do not violate any agreements to which any Facility Owner is a party and (ii) a nonconsolidation opinion of counsel to the Borrower addressed to the Rating Agencies and the Lender in substantially the form attached as Exhibit D hereto.


            Section 6.  Representations and Warranties.  The
Borrower represents and warrants to the Lender that:

            6.01 Corporate Existence. The Borrower and each Facility Owner is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Facility Owner (a) has all requisite corporate or partnership power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted and (b) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify is reasonably likely to (either individually or in the aggregate) have a Material Adverse Effect.

            6.02  Financial Condition.  The Borrower has
delivered to the Lender the audited consolidated financial statements of the Borrower, and the unaudited consolidated financial statements of the Borrower required to be delivered pursuant to Section 7.01 hereof. All audited financial statements have been prepared by a "Big Six" accounting firm, Kenneth Leventhal & Company or another firm acceptable to the Lender in its sole discretion. Since the delivery of such data, except as otherwise disclosed in writing to the Lender, there has been no change in the financial position of the Borrower or its Subsidiaries or in the results of operations of the Borrower or its Subsidiaries which change is reasonably likely to have a Material Adverse Effect. No Facility Owner has incurred any obligation or liability, contingent or otherwise, not reflected in such financial data or in the materials which the Borrower periodically files with the Securities and Exchange Commission (the "FGI SEC Reports") which is reasonably likely to have a Material Adverse Effect.

            6.03 Litigation. Except as disclosed in the FGI SEC Reports, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the executive officers of the Borrower) threatened against the Borrower or any Facility Owner that, if adversely determined, is reasonably likely to (either individually or in the aggregate) have a Material Adverse Effect.

            6.04 No Breach. None of the execution and delivery of this Agreement and the Note and the other Security Documents, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Borrower, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which the Borrower is a party or by which it or any Property of any Facility Owner is bound or to which any Facility Owner is subject, or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to Section
3.04 hereof) result in the creation or imposition of any Lien upon any Property of Facility Owner pursuant to the terms of any such agreement or instrument.

            6.05 Action. The Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents. The execution, delivery and performance by the Borrower of each of the Loan Documents have been duly authorized by all necessary corporate action on its part. This Agreement has been duly and validly executed and delivered by the Borrower and constitutes, and each of the Note and the other Loan Documents when executed and delivered (in the case of the Note, for value) will constitute, its valid and binding obligation, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            6.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are a condition to the execution, delivery or performance by the Borrower of this Agreement or any of the other Loan Documents or for the legality, validity or enforceability hereof or thereof, except for filings and recordings in respect of the Liens created pursuant to the Security Documents.

            6.07 Use of Credit. None of the Borrower or any Facility Owner is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Advances hereunder will be used to buy or carry any Margin Stock.

            6.08 ERISA. The assets of the Borrower are not "plan assets" under regulations currently promulgated under ERISA. As of the date of each Advance, each Plan covering employees of the Borrower or any Facility Owner, and, to the knowledge of the executive officers of Borrower, each Multiemployer Plan covering employees of the Borrower or any Facility Owner, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law, and no event or condition has occurred and is continuing as to which the Borrower would be under an obligation to furnish a report to the Lender under
Section 7.01(e) hereof; provided, however, that with respect to the Borrower only, this representation and warranty shall apply only to the extent, if any, that a failure of the subject matter of such representation and warranty to be true and correct would result in joint and several liability with the Borrower on the part of any Facility Owner.

            6.09 Taxes. The Borrower and any Facility Owner (x) are members of an affiliated group of corporations filing consolidated returns for Federal income tax purposes, of which the Borrower is the "common parent" (within the meaning of Section 1504 of the Code) of such group, (y) have filed or had filed on their behalf all Federal income tax returns and all other material tax returns that are required to be filed by them prior to the date of each Advance and (z) have paid all taxes shown to be due pursuant to such returns or pursuant to any valid assessment received by any of them; provided, however, that with respect to the Borrower only, this representation and warranty shall apply only to the extent, if any, that a failure of the subject matter of such representation and warranty to be true and correct would result in joint and several liability with the Borrower on the part of any Facility Owner.

            6.10 Investment Company Act. None of the Borrower or any Facility Owner is an "investment company", or a company
"controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

            6.11 Public Utility Holding Company Act. None of the Borrower or any Facility Owner is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            6.12 Ownership of Stock or Partnership Interests. Except for any Preferred Stock issued in accordance herewith (and any limited partnership interests in FRP not owned by the Borrower), each Facility Owner is a direct or indirect wholly owned subsidiary of the Borrower. All of the outstanding Preferred Stock is duly authorized, validly issued, fully paid and nonassessable (to the extent applicable), without any personal liability attaching to the ownership thereof, and has not been issued in violation of any preemptive rights of stockholders or partners, and is owned of record by the Lender (except to the extent that the Lender shall have effected a change in such record ownership subsequent to the delivery thereof to the Lender hereunder), free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements and voting trusts imposed by or resulting from any action of Borrower or its Affiliates. Except for the contemplated issuance of Preferred Stock in accordance with the provisions hereof, there is no commitment, plan or arrangement to issue, and no outstanding option, warrant or other right calling for the issuance of, any Preferred Stock or any security or other instrument which by its terms is convertible into, exercisable for or exchangeable for such Preferred Stock.

            6.13 Environmental Matters. Each Facility Owner has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not (either individually or in the aggregate) have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each Facility Owner is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith is not reasonably likely to (either individually or in the aggregate) have a Material Adverse Effect.

            In addition, except as disclosed in writing to the Lender (whether before or after the date hereof):

            (a) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of the executive officers of the Borrower, threatened by any governmental or other entity with respect to any alleged failure by any Facility Owner to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of any Facility Owner or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials generated by any Facility Owner.

            (b) No Facility Owner owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, as amended, or under any comparable state or local statute; and

                      (i)  no PCB's are present at any site or
            facility now owned, operated or leased by any Facility Owner;

                      (ii)  no asbestos or asbestos-containing
            materials is present at any site or facility owned, operated or leased by any Facility Owner;

                      (iii)  there are no underground storage
            tanks or surface impoundments for Hazardous
            Materials, active or abandoned, at any site or facility owned, operated or leased by any Facility
            Owner;

                      (iv)  no Hazardous Materials have been
            Released at, on or under any site or facility owned, operated or leased by any Facility Owner in a reportable quantity established by statute, ordinance, rule, regulation or order; and

                      (v)  no Hazardous Materials have been
            otherwise Released at, on or under any site or facility owned, operated or leased by any Facility Owner that would (either individually or in the aggregate) have a Material Adverse Effect.

            (c) No Facility Owner has transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. 300.5 ("CERCLIS"), or on any similar state or local list or that is the subject of Federal, state or local enforcement actions or other investigations that are reasonably likely to lead to Environmental Claims against any Facility Owner.

            (d)  No Hazardous Material generated by any Facility
     Owner has been recycled, treated, stored, disposed of or Released by any Facility Owner at any location except in conformity with applicable Environmental Law.

            (e) No written notification of a Release of a Hazardous Material has been filed by or on behalf of any Facility Owner and no site or facility owned, operated or leased by any Facility Owner is listed or proposed for listing on the NPL, CERCLIS or any similar state list of sites requiring investigation or clean-up.

            (f) No Liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by any Facility Owner, and no government action has been taken or is in process that is reasonably likely to subject any such site or facility to such Liens and no Facility Owner would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.

            (g) All environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of any Facility Owner in relation to facts, circumstances or conditions at or affecting any site or facility owned, operated or leased by any Facility Owner and that is reasonably likely to result in a Material Adverse Effect have been made available to the Lender.

            6.14 FGI SEC Reports. The FGI SEC Reports filed since January 1, 1994 complied as to form with all Legal Requirements applicable to them. Except for matters disclosed in a subsequent FGI SEC Report, no FGI SEC Report filed since January 1, 1994, as of the date of filing thereof, contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

            6.15 Agreements. No Facility Owner is (x) a party to any agreement or instrument or subject to any restriction which is reasonably likely to have a Material Adverse Effect or
(y) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which it is bound which default is reasonably likely to have a Material Adverse Effect.

            6.16 No Bankruptcy Filing. The Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of the Borrower's assets or Property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

            6.17 Location of Chief Executive Offices. The location of the Borrower's principal place of business and chief executive office is 11320 Random Hills Road, Suite 400, Fairfax, Virginia 22030 or such other address as may be specified in a notice given in accordance with Section 7.06.

            6.18 Compliance. Each Facility Owner (x) complies with all applicable Legal Requirements except for such failures to comply which (individually or in the aggregate) are not reasonably likely to have a Material Adverse Effect and (y) is not in default or violation of any order, writ, injunction, decree or demand of any governmental authority, the violation of which is reasonably likely to have a Material Adverse Effect.


            Section 7. Covenants of the Borrower. The Borrower covenants and agrees with the Lender that, so long as any Advance is outstanding and until payment in full of all amounts payable by the Borrower hereunder:

            7.01 Financial Statements Etc. The Borrower shall deliver to the Lender:

            (a) as soon as available and in any event within 45 calendar days after the end of each quarterly fiscal period of each fiscal year of the Borrower ending after the date hereof, consolidated statements of income, retained earnings and cash flows of the Borrower and of each Facility Owner for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of the Borrower and of each Facility Owner as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of the Borrower, which certificate shall state that said consolidated financial statements present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrower and such Facility Owner, as the case may be, in conformity with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments and the absence of notes, schedules and other items customarily omitted from interim period financial statements);

            (b) as soon as available and in any event within 90 calendar days after the end of each fiscal year of the Borrower ending after the date hereof, consolidated statements of income, retained earnings and cash flows of the Borrower and of each Facility Owner for such fiscal year and the related consolidated balance sheets of the Borrower and of each Facility Owner as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied (i) in the case of said consolidated statements and balance sheet of the Borrower, by an opinion thereon of Kenneth Leventhal & Company or another independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrower as at the end of, and for, such fiscal year in conformity with GAAP and (ii) in the case of said consolidated statements and balance sheets of a Facility Owner, by a certificate of a senior financial officer of the Borrower, which certificate shall state that said consolidated financial statements present fairly, in all material respects, the consolidated financial condition and results of operations of such Facility Owner, as at the end of, and for, such fiscal year in conformity with GAAP;

            (c) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, that the Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange (other than registration statements on Form S-8 or similar forms and reports under Sections 13(d) and 16(a) of the Securities and Exchange Act of 1934, as amended);

            (d) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

            (e) as soon as possible, and in any event within ten days, after an executive officer of the Borrower knows that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Borrower setting forth details respecting such event or condition and the action, if any, that the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by the Borrower or an ERISA Affiliate with respect to such event or condition):

                      (i)  any reportable event, as defined in
            Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of
            Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under
            Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with
            Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

                      (ii)  the distribution under Section 4041
            of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or an ERISA
            Affiliate to terminate any Plan;

                      (iii)  the institution by the PBGC of
            proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

                      (iv)  the complete or partial withdrawal
            from a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under
            Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

                      (v)  the institution of a proceeding by a
            fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce

            Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

                      (vi)  the adoption of an amendment to any
            Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections;

            (f) promptly after any executive officer of the Borrower knows that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken or proposes to take with respect thereto; and

            (g) from time to time such other information regarding the financial condition, operations, business or prospects of the Borrower or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Lender may reasonably request.

The Borrower will furnish to the Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Borrower to the effect that, to the knowledge of such officer after due inquiry, no Default has occurred and is continuing (or, if any Default is known by such officer to have occurred and to be continuing, describing the same in reasonable detail and describing the action that the Borrower has taken or proposes to take with respect thereto).

            7.02 Litigation; Environmental Claims. The Borrower will promptly give to the Lender notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Borrower or any of its Subsidiaries, except proceedings that, if adversely determined, are not reasonably likely to (either individually or in the aggregate) have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower will give to the Lender notice of the assertion of any Environmental Claim by any Person against, or with respect to the activities of, any Facility Owner and notice of any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation that, if adversely determined, is not reasonably likely to (either individually or in the aggregate) have a Material Adverse Effect.

            7.03  Existence, Etc.  The Borrower will:

            (a) preserve and maintain its legal existence and will cause any Facility Owner to preserve and maintain its respective legal existence and material rights, privileges, licenses and franchises (provided that nothing in this Section 7.03 shall prohibit any transaction not prohibited by Section 7.04 hereof);

            (b) and will cause any Facility Owner to comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements is reasonably likely to (either individually or in the aggregate) have a Material Adverse Effect; provided, however, that the Borrower's obligations as to its compliance with such requirements as aforesaid shall be limited to those requirements that, if not complied with by the Borrower, would result in joint and several liability with the Borrower on the part of any Facility Owner;

            (c) and will cause any Facility Owner to, pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; provided, however, that the Borrower's obligations to pay and discharge such taxes, assessments, charges or levies shall apply as aforesaid only to such taxes, assessments, charges or levies that, if not paid and discharged by the Borrower, would result in joint and several liability with the Borrower on the part of any Facility Owner;

            (d) cause any Facility Owner to maintain its respective material Properties used in their respective businesses in good working order and condition, ordinary wear and tear excepted;

            (e) and will cause any Facility Owner to, keep records and books of account in conformity with GAAP consistently applied; and

            (f) will cause any Facility Owner to, permit representatives of the Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of the Properties of any Facility Owner, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender.

            7.04 Prohibition of Fundamental Changes. The Borrower will not (i) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (ii) permit any Facility Owner to (x) enter into any transaction of merger or consolidation or amalgamation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (y) convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or Property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (a) obsolete or worn-out Property, tools or equipment no longer used or useful in its business, (b) any inventory or other Property sold or disposed of in the ordinary course of business and on ordinary business terms and (c) any transaction permitted by Section 7.09), or (z) make any material change in the nature of its business objectives, purposes or operations.

            7.05 Limitation on Liens. The Borrower will not, nor will it permit any Facility Owner to, create or incur any Lien upon any of the Preferred Stock.

            7.06 Place of Business. The Borrower shall not change its chief executive office or its principal place of business without giving the Lender at least 30 calendar days' prior written notice thereof and promptly providing the Lender such information as the Lender may reasonably request in connection therewith.

            7.07 Perform Loan Documents. The Borrower shall observe, perform and satisfy or cause any Facility Owner to observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it.

            7.08 Dividend Payments. The Borrower shall cause each Facility Owner to declare dividends or make other distributions each month in an amount equal to the amount transferred by the Collection Banks to the Pledge Account pursuant to Section 3.03 hereof.

            7.09 Sale or Transfer of Facilities. The Borrower will not permit any Facility Owner to sell or transfer any of the Collateral Facilities without, in any such case, the prior written consent of the Lender, unless immediately following such sale or transfer of the Quarterly Test would be satisfied (based on a 36-month amortization).

            7.10 Replacement of Manager. Subject to the rights of the Lender or its assignee under the FFC Loan Agreement or any Approved Facility Loan Agreement and subject to the prior approval of the Rating Agencies, the Lender shall have the right to designate a replacement manager for the Collateral Facilities following the occurrence of an Event of Default of the type described in clause (a) of Section 8 hereof. Such designation right may be exercised by the Lender only upon 30 calendar days' prior written notice to the Borrower, given after the occurrence of such an Event of Default. Any successor manager so designated by the Lender shall satisfy the criteria specified in Section 5.1(P) of the FFC Loan Agreement or comparable provision of an Approved Facility Loan Agreement.

            7.11  No Sale of Stock or Partnership Interests.  The
Borrower will not sell, pledge, convey, assign its interest in or otherwise transfer its ownership of the capital stock or partnership interests of a Facility Owner, without in any such case the prior written consent of the Lender.

            7.12 Limitation on Issuance of Preferred Stock; Cooperation with Rating Agencies. Prior to the repayment of the Loan in full, (i) the Borrower shall not permit any Facility Owner to issue Preferred Stock or any other equity interest with a liquidation preference senior to the Preferred Stock of such Facility Owner to any Person, other than the Lender and (ii) with respect to FRPI, in the event the Preferred Stock shall be issued by FRP, the Borrower shall not permit FRPI to issue Preferred Stock or any other equity interest with a liquidation preference. The Borrower shall cooperate fully with the Lender with respect to the implementation of changes to the Preferred Stock Terms requested by the Rating Agencies in connection with a securitization of the mortgage loans executed pursuant to the FFC Loan Agreement or any Approved Facility Loan Agreement; provided, however, that no such changes shall materially adversely affect the rights or materially increase the obligations of Borrower under the Loan Documents or of any Facility Owner or FRP under the terms of any such Preferred Stock.

            7.13 Use of Proceeds. The Borrower shall use at least 80% of the aggregate proceeds of the Advances hereunder for expansions of the Collateral Facilities (in compliance with all applicable legal and regulatory requirements, including, without limitation, Regulations G, T, U and X and the Securities Act of 1933 and the Securities Exchange Act of 1934 and the regulations thereunder). The Borrower shall use any proceeds of the Advances which are not used for such expansions for any general corporate purpose of the Borrower and its Subsidiaries permitted by law and in such event shall notify the Lender promptly of such use of proceeds.

            7.14 Cooperate in Legal Proceedings. Except with respect to any claim by the Borrower against the Lender, the Borrower shall cooperate fully with the Lender with respect to any proceedings before any Governmental Authority which may in any way affect the rights of the Lender hereunder or any rights obtained by the Lender under any of the Loan Documents and, in connection therewith, not prohibit the Lender, at its election, from participating in any such proceedings.

            7.15  Further Assurances.  The Borrower shall, at the
Borrower's sole cost and expense:

            (i) execute and deliver or cause to be executed and delivered to the Lender such documents, instruments, certificates and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Lien on the Pledge Account, as the Lender may reasonably require (including, without limitation, executing and delivering UCC filing statements); and

            (ii) do and execute or cause to be done and executed all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as the Lender shall reasonably require from time to time.

            Section 8. Events of Default. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

            (a) The Borrower shall default in the payment when due (whether at stated maturity or upon mandatory or optional prepayment) of any principal of or interest on any Advance, any fee or any other amount payable by it hereunder or under any other Loan Document; or

            (b) The Borrower shall default in the payment when due of any principal of or interest on any of its other Indebtedness (other than any nonrecourse Indebtedness) aggregating $5,000,000 or more, or any other event specified in any note, agreement, indenture or other document evidencing or relating to any of the Borrower's other Indebtedness (other than any nonrecourse Indebtedness) aggregating $5,000,000 shall occur, and such payment default or other event shall result in such Indebtedness becoming due prior to its stated maturity; or

            (c) Any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any modification or supplement hereto or thereto) by the Borrower, or any certificate furnished to the Lender pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

            (d) The Borrower shall default in the performance of any of its obligations under any of Sections 7.01(f), 7.04, 7.05, 7.06, 7.09, 7.11 or 7.12 hereof or any of the material terms or provisions of the Preferred Stock shall not be observed; or

            (e) The Borrower shall default in the performance of any of its other obligations in this Agreement or any other Loan Document and such default shall continue unremedied for a period of thirty or more days after notice thereof to the Borrower by the Lender; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period and the Borrower shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, but in no event shall such period exceed 180 days after the original notice from Lender; or

            (f)  The Borrower shall admit in writing its
     inability to pay its debts as such debts become due; or

            (g) The Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a material part of its Property,
     (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

            (h) A proceeding or case shall be commenced, without the application or consent of the Borrower, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Borrower or of all or any substantial part of its Property or (iii) similar relief in respect of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more calendar days; or an order for relief against the Borrower shall be entered in an involuntary case under the Bankruptcy Code; or

            (i) A final judgment or judgments for the payment of money of $5,000,000 or more in the aggregate (exclusive of judgment amounts covered by insurance) or of $10,000,000 or more in the aggregate (regardless of insurance coverage) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Facility Owner and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 calendar days from the date of entry thereof and any Facility Owner shall not, within said period of 30 calendar days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

            (j) an "Event of Default" (as defined in the FFC Loan Agreement or any Approved Facility Loan Agreement) shall occur and shall result in the Indebtedness under the FFC Loan Agreement or any Approved Facility Loan Agreement becoming due prior to its stated maturity; or

            (k) An event specified in Section 7.01(e) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, any Facility Owner shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) that (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect; or

            (l) The Lien created pursuant to Section 3.04 hereof shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein) in favor of the Lender, free and clear of all other Liens, or the enforceability thereof shall be contested by the Borrower;

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (g) or (h) of this Section 8 with respect to the Borrower, the Lender may, by notice to the Borrower, terminate the Loan and/or declare the principal amount then outstanding of, and the accrued interest on, the Advances and all other amounts payable by the Borrower hereunder and under the Note to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; and (2) in the case of the occurrence of an Event of Default referred to in clause (g) or
(h) of this Section 8 with respect to the Borrower, the Loan shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Advances and all other amounts payable by the Borrower hereunder and under the Note shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.


            Section 9.  Subordination.

            9.01  Subordination to Senior Indebtedness.
Notwithstanding anything to the contrary contained in this

Agreement, the Note or any other Loan Document (but subject to Section 9.08), the rights of the Lender with respect to the payment of amounts due under this Agreement, the Note or any other Loan Document (collectively, the "Subordinated Amounts") shall be junior and subordinate, to the extent and in the manner provided in this Section 9, to the prior payment in full of Senior Indebtedness. The Borrower shall give prompt written notice to the Lender of any default or other event which would prohibit the making of any payment on account of any Subordinated Amount pursuant to the provisions of this Section 9.

            9.02  Borrower Not To Make Payments in Certain
Circumstances.

            (a) Upon the occurrence of any default in payment of the principal of or premium, if any, or interest on any Senior Indebtedness (whether at maturity, upon acceleration or otherwise), then, subject to delivery of notice to the Lender by the Borrower or the holder of such Senior Indebtedness, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment in cash, property or securities, by set-off or otherwise, shall be made or agreed to be made by the Borrower or the Lender on account of any Subordinated Amount.

            (b) Upon the occurrence of an event of default (other than in circumstances in which the terms of Section 9.02(a) hereof are applicable) with respect to any Senior Indebtedness as a result of which the holders thereof are entitled, under the terms of such Senior Indebtedness, to accelerate the maturity thereof, upon written notice thereof given to the Borrower by any holder or holders of such Senior Indebtedness or their agents, representatives or trustees, then, subject to delivery of notice to the Lender by the Borrower or the holder of such Senior Indebtedness, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment in cash, property or securities, by set-off or otherwise, shall be made or agreed to be made by the Borrower or the Lender on account of any Subordinated Amount.

            (c)  In the event that, notwithstanding the
provisions of Section 9.02(a) or (b) hereof, any payment shall be made on account of any Subordinated Amount in contravention of
Section 9.02(a) or (b) hereof, then, in any such case, except in the case of any such default which shall have been cured or waived or shall have ceased to exist, such payment shall (except to the extent consisting of Permitted Junior Securities) be held for the benefit of, and shall be paid over and delivered to, the holders of such Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior

Indebtedness held by them, as such respective amounts are set forth in a written notice to the Lender from the Borrower) or their representatives, agents or trustees, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

            9.03 Subordination in the Event of Acceleration, Dissolution, Liquidation or Reorganization. Upon (i) any amount being declared due and payable or automatically becoming due and payable pursuant to Section 8 hereof or (ii) any distribution of assets of the Borrower in any dissolution, winding up, liquidation (total or partial) or similar proceeding relating to the Borrower (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

            (a) the holders of Senior Indebtedness shall first be entitled to receive payment in full of all Senior Indebtedness (or to have such payment duly provided for in a manner satisfactory to them) before the Lender is entitled to receive any direct or indirect payment in cash, property or securities, by set-off or otherwise, on account of any Subordinated Amount;

            (b) any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities (other than securities (herein called "Permitted Junior Securities") of the Borrower as reorganized or readjusted or of the Borrower or any other company, trust or corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in this Section 9 with respect to the Subordinated Amounts to the payment of all Senior Indebtedness at the time outstanding and to the payment of all securities issued in exchange therefor to the holders of the Senior Indebtedness at the time outstanding), to which the Lender would be entitled but for the provisions of this Section 9 shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of the Senior Indebtedness or their agents, representatives or trustees (pro rata as to each such holder, agent, representative or trustee on the basis of the respective amounts of unpaid Senior Indebtedness held or represented by each), to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness; and

            (c) in the event that, notwithstanding the foregoing provisions of this Section 9.03, any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities) shall be received by the Lender on account of any Subordinated Amount before all Senior Indebtedness is paid in full in accordance with its terms, or effective provision made for its payment, such payment or distribution shall be received and held for the benefit of and paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their agents, representatives or trustees (pro rata as provided in Section 9.03(b) hereof) for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

            9.04 Lender to Be Subrogated to Rights of Holders of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the Lender shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Borrower applicable to the Senior Indebtedness until all Subordinated Amounts shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of Senior Indebtedness by or on behalf of the Borrower or by or on behalf of the Lender by virtue of this Section 9 which otherwise would have been made to the Lender shall, as between the Borrower and the Lender, be deemed to be payment by the Borrower to or on account of Senior Indebtedness, it being understood that the provisions of this
Section 9 are intended solely for the purpose of defining the relative rights of the Lender, on the one hand, and the holders of Senior Indebtedness, on the other hand.

            9.05 Obligations of the Borrower Unconditional. Nothing contained in this Section 9 is intended to or shall impair, as between the Borrower and the Lender, the obligation of the Borrower, which is absolute and unconditional, to pay to the Lender all Subordinated Amounts as and when the same shall become due and payable, or is intended or shall affect the relative rights of the Lender and creditors of the Borrower other than the holders of Senior Indebtedness, nor, except as expressly provided in this Section 9, shall anything herein prevent the Lender from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, the Note or any other Loan Document, subject to the rights, if any, under this Section 9 of the holders of Senior Indebtedness, in respect of cash, property or securities of the Borrower received upon the exercise of any such remedy. Upon any distribution of assets of the Borrower referred to in this Section 9, the Lender shall be entitled to rely upon any order or decree by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending or a certificate of the liquidating trustee or agent or other person making any distribution to the Lender for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Indebtedness and other indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 9. Nothing contained in this Section 9 or elsewhere in this Agreement is intended to or shall affect the obligation of the Borrower to make, or prevent the Borrower from making, at any time except as specifically provided in Sections
9.02 and 9.03 hereof, payments at any time in respect of the Subordinated Amounts.

            9.06 Subordination Rights Not Impaired by Acts or Omissions of Borrower or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any act or failure to act by any such holder, or by any noncompliance by the Borrower with the terms of this Agreement, the Note or any other Loan Document, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

            9.07  Further Assurances with Respect to
Subordination. At any time or from time to time upon the request of any holder of Senior Indebtedness or its representative, agent or trustee, the Lender shall execute and deliver such further documents and do such other acts and things as any such holder, representative, agent or trustee may reasonably request to effect fully the subordination of the Subordinated Amounts to such Senior Indebtedness to the extent and in the manner provided in this Section 9.

            9.08  Limitation on Subordination.  Nothing in this
Section 9 shall affect, impair or subordinate the Lender's rights in the Account Collateral, or its rights to receive and retain the Account Collateral and to apply the same to the payment of the Subordinated Amounts, it being expressly understood and agreed that the Lender is entitled to an unsubordinated first priority security interest in the Account Collateral pursuant to
Section 3.04 hereof. None of the provisions hereof shall limit in any way the Lender's ability to enforce its rights in the Account Collateral and the Preferred Stock.

            9.09  Certain Definitions.  For purposes of this
Section 9, the term "Lender" means the initial Lender and any successor or assign thereof.


            Section 10.  Miscellaneous.

            10.01 Waiver. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

            The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any claim that any action or proceeding commenced by the Lender relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Borrower relating in any way to this Agreement whether or not commenced earlier. To the fullest extent permitted by applicable law, the Borrower shall take all measures necessary for any such action or proceeding commenced by the Lender to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by the Borrower.

            10.02 Notices. All notices, requests and other communications provided for herein and under the Security Documents (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

            10.03 Expenses, Etc. The Borrower agrees to pay or reimburse (or make provision therefor) the Lender for: (a) all reasonable out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, special New York counsel to the Lender) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Advances hereunder and (ii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) or any document prepared pursuant to Section 9.07; (b) all reasonable out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, (including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 10.03; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

            The Borrower hereby agrees to indemnify the Lender and its directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the Advances hereunder or any actual or proposed use by the Borrower of the proceeds of any of the Advances hereunder (including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings) (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). Without limiting the generality of the foregoing, the Borrower will indemnify the Lender from, and hold the Lender harmless against, any losses, liabilities, claims, damages or expenses described in the preceding sentence (but excluding, as provided in the preceding sentence, any loss, liability, claim, damage or expense incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) arising under any Environmental Law as a result of the past, present or future operations of the Borrower or any of its Subsidiaries (or any predecessor in interest to the Borrower or any of its Subsidiaries), or the past, present or future condition of any site or facility owned, operated or leased at any time by the Borrower or any of its Subsidiaries (or any such predecessor in interest), or any Release or threatened Release of any Hazardous Materials at or from any such site or facility, excluding any such Release or threatened Release that shall occur during any period when the Lender shall be in possession of any such site or facility following the exercise by the Lender of any of its rights and remedies hereunder or under any of the Security Documents, but including any such Release or threatened Release occurring during such period that is a continuation of conditions previously in existence, or of practices employed by the Borrower and its Subsidiaries, at such site or facility.

            10.04  Amendments, Etc.  No provision of this
Agreement may be modified or supplemented except by an instrument in writing signed by the Borrower and the Lender.

            10.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            10.06  Assignments and Participations.

            (a) The Borrower may not assign any of its rights or obligations hereunder or under the Note without the prior consent of the Lender.

            (b) The Lender may assign the Loan and the Note; provided, however, the Lender may not, without the prior written consent of the Borrower, assign (x) its obligation hereunder to make Advances to the Borrower or (y) the Loan or the Note to a Prohibited Transferee. Upon execution and delivery by the assignee to the Borrower of an instrument in writing pursuant to which the assignee agrees to become the "Lender" hereunder, and upon consent thereto by the Borrower to the extent required above, the assignee shall have (unless otherwise provided in such assignment with the consent of the Borrower) the obligations, rights and benefits of the Lender hereunder in respect of the Loan and Advances theretofore held by the Lender, and the assigning Lender shall be released from the Loan; provided, that the Borrower shall in no event be required to recognize multiple lenders under this Agreement.

            (c) The Lender may sell or agree to sell to one or more other Persons (each a "Participant") a participation in all or any part of any Advances, or in the Loan; provided, that such Participant shall not have any rights or obligations under this Agreement or the Note or any other Loan Document (the Participant's rights against the Lender in respect of such participation to be those set forth in the agreements executed by the Lender in favor of the Participant); and provided, further, that no Prohibited Transferee may be a Participant. In no event shall the Lender agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document except that the Lender may agree with the Participant that it will not, without the consent of the Participant, agree to
(i) increase or extend the term of the Loan, (ii) extend the date fixed for the payment of principal of or interest on the related Advance or Advances or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal or (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee.

            (d)  The Lender may furnish any information
concerning the Borrower or any of its Subsidiaries in the possession of the Lender from time to time to assignees and participants (including prospective assignees and participants).

            10.07 Survival. The obligations of the Borrower under Section 10.03 hereof shall survive the repayment of the Advances and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by a notice of any Advance, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Advance, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.

            10.08 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

            10.09 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

            10.10 Governing Law; Submission to Jurisdiction. This Agreement and the Note shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to the conflict of law principles thereof. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County (including its Appellate Division), and of any other appellate court in the State of New York, for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

            10.11 Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            10.12 Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by the Lender or by one or more subsidiaries or affiliates of the Lender and the Borrower hereby authorizes the Lender to share any information delivered to the Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of the Lender to enter into this Agreement, to any such subsidiary or affiliate, but only in connection with the delivery of such services directly to the Borrower or its Subsidiaries. Such authorization shall survive the repayment of the Advances and the termination of the Loan.

            10.13 Brokers and Financial Advisors. The Borrower and the Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement except for Nomura Securities International, Inc. (the "Finder"). Borrower agrees to pay all amounts required to be paid to the Finder pursuant to that certain letter agreement dated August 23, 1995, between Borrower and the Finder. Borrower and Lender hereby agree to indemnify and hold the other harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person (other than the Finder) that such Person acted on behalf of the indemnifying party in connection with the transactions contemplated herein. The provisions of this Section 10.13 shall survive the expiration and termination of this Agreement and the repayment of the Loan.

            10.14 Lender's Discretion. Whenever pursuant to this Agreement, the Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to the Lender, the decision of the Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of the Lender and shall be final and conclusive.

            10.15 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            10.16 Preferences. To the extent the Borrower makes a payment or payments to the Lender for the Borrower's benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by the Lender.

            10.17 Waiver of Notice. The Borrower shall not be entitled to any notices of any nature whatsoever from the Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by the Lender to the Borrower and except with respect to matters for which the Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.

            10.18 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents has acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents the Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, the Borrower agrees that neither the Lender nor its agents, Servicer, shall be liable for any monetary damages, and the Borrower's sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether the Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

            10.19 Waiver of Marshalling of Assets Defense. To the fullest extent the Borrower may legally do so, the Borrower waives all rights to a marshalling of the assets of the Borrower and Persons with interests in Borrower, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of the Lender under the Loan Documents to a sale of the assets of the Borrower for the collection of the Loan without any prior or different resort for collection, or the right of Lender to the payment of the Loan out of the Proceeds in preference to every other claimant whatsoever.

            10.20 Waiver of Counterclaim. The Borrower hereby waives the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against it by the Lender or its agents.

            10.21  FINAL AGREEMENT.  THIS AGREEMENT, TOGETHER
WITH ALL OTHER WRITTEN AGREEMENTS BETWEEN BORROWER AND LENDER, IS
THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN THE BORROWER

AND THE LENDER, AND SUCH WRITTEN CREDIT AGREEMENT MAY NOT BE
CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL CREDIT AGREEMENT OR OF
A CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN THE BORROWER AND
THE LENDER.

            10.22 Tax Treatment. It is the intention of the parties that the Advances constitute indebtedness of the Borrower for purposes of applicable federal, state and local tax laws and that the sole relationship resulting from the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby be, for purposes of all such laws, solely that of debtor and creditor.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                              BORROWER:

                              FORUM GROUP, INC.


                              By  /s/ Kurt C. Read
                                _________________________
                                Title:  Vice President

                              Address for Notices:

                              11320 Random Hills Road
                              Suite 400
                              Fairfax, Virginia 22030

                              Attention:  Dennis L. Lehman

                              Telecopier No.:  703-277-7080

                              Telephone No.:  703-277-7036


                              LENDER:

                              NOMURA ASSET CAPITAL CORPORATION


                              By  /s/ Ray Anthony
                                _________________________
                                Title:  Vice President


                              Address for Notices:

                              2 World Financial Center
                              Building B
                              New York, New York 10281-1198

                              Attention:  Ray Anthony

                              Telecopier No.:  212-667-1014

                              Telephone No.:  212-667-1850